Exhibit (e)(11)

FORM OF SUPPLEMENT TO DISTRIBUTION CONTRACT

Allianz Funds

2187 Atlantic Street

Stamford, Connecticut 06902

                    , 2006

Allianz Global Investors Distributors LLC

2187 Atlantic Street

Stamford, Connecticut 06902

Re:	Allianz NACM Emerging Markets Opportunities, Allianz NFJ Mid-Cap Value and Allianz OCC International Equity Funds

Ladies and Gentlemen:

This will confirm the agreement between the undersigned (the “Trust”) and Allianz Global Investors Distributors LLC (formerly PA Distributors LLC) (the “Distributor”) as follows:

1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are currently offered to investors with respect to each investment portfolio. Allianz NACM Emerging Markets Opportunities Fund, Allianz NFJ Mid-Cap Value Fund and Allianz OCC International Equity Fund (each, an “Additional Fund” and together, the “Additional Funds”) are each a separate investment portfolio of the Trust.

2. The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated December 6, 2002, pursuant to which the Distributor has agreed to be the distributor of shares of beneficial interest in the Trust.

3. In accordance with paragraph 1 of the Contract, the Trust and the Distributor hereby designate each Additional Fund as an additional investment portfolio to which the Contract pertains and adopt the Contract with respect to each Additional Fund, the terms and conditions of the Contract being hereby incorporated herein by reference.

4. This Supplement and the Contract shall become effective with respect to each Additional Fund on the date hereof and shall remain in full force and effect continuously as to each Additional Fund and a class of shares thereof (unless terminated automatically as set forth in Section 17 of the Contract) until terminated:

(a) Either by the respective Additional Fund or class thereof or by the Distributor by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b) Automatically as to each Additional Fund or class thereof at the close of business one year from the date hereof, or upon the expiration of one year from the effective date of the last continuance of the Contract, whichever is later, if the continuance of the Contract is not specifically approved at least annually (i) by the Trustees of the Trust or the shareholders of such Additional Fund or class thereof by the affirmative vote of a majority of the outstanding shares of such Additional Fund or class thereof and (ii) by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plans (as defined in the Contract) or the Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

Action by an Additional Fund or a class thereof under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of such Additional Fund or class thereof. The requirement under (b) above that the continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination of this Addendum and the Contract pursuant to this section shall be without the payment of any penalty.

If the Contract is terminated or not renewed with respect to an Additional Fund or any other investment portfolio of the Trust or class of shares thereof, it may continue in effect with respect to the other Additional Funds and any other investment portfolio of the Trust or class thereof as to which it has not been terminated (or has been renewed).

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If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

Allianz Funds

By:
Title:

ACCEPTED:

Allianz Global Investors Distributors LLC

By:
Title:

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